Exhibit 99.1

Euronet Worldwide Reports First Quarter 2011 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--April 26, 2011--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2011 financial results.

Euronet reports the following consolidated results for the first quarter 2011:

  Revenues of $262.6 million, compared to $250.0 million for the first quarter 2010.
  Operating income of $17.2 million, compared to $18.2 million for the first quarter 2010.
  Adjusted EBITDA(1) of $33.6 million, compared to $34.6 million for the first quarter 2010.
  Net income attributable to Euronet of $17.3 million, or $0.33 diluted earnings per share, compared to $2.8 million, or $0.05 diluted earnings per share, for the first quarter 2010.
  Adjusted cash earnings per share(2) of $0.30, compared to $0.32 for the first quarter 2010.
  Transactions of 454 million, compared to 392 million for the first quarter 2010.

See the reconciliation of non-GAAP items in the attached financial schedules.

Fluctuations in foreign currency values against the U.S. dollar did not significantly impact the Company’s consolidated or segment results for the first quarter 2011 compared to the first quarter 2010.

“I am pleased with the strong performance of our Money Transfer Segment this quarter, driven by transaction growth in more profitable markets and value added services,” Euronet Chairman and Chief Executive Officer, Michael Brown said. “Our EFT and epay Segments performed largely as expected, with reductions in German ATM transaction fees and Polish interchange fees tempering results. Adjusting for these two items, the Company’s year-over-year operating income would have increased 18% and adjusted cash earnings per share would have increased 13%, reflecting underlying growth in the consolidated business. In summary, the one cent difference in our adjusted cash earnings per share vs. first quarter guidance was primarily the result of lower revenue due to the German ATM rate change and additional tax expense stemming from the mix of profits among jurisdictions.”

Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2011:

  Revenues of $44.4 million, compared to $48.6 million for the first quarter 2010.
  Operating income of $6.1 million, compared to $9.7 million for the first quarter 2010.
  Adjusted EBITDA of $11.0 million, compared to $14.6 million for the first quarter 2010.
  Transactions of 206 million, compared to 187 million for the first quarter 2010.

The EFT Processing Segment’s revenues, operating income and adjusted EBITDA decreased for the first quarter 2011 compared to the first quarter 2010 due to lower Polish ATM interchange fees effective in the second quarter 2010 and the previously announced first quarter 2011 reduction in German ATM transaction fees. On a year-over-year basis, these two items reduced operating income and adjusted EBITDA by approximately $4.2 million. These profit reductions were partially offset by additional ATMs under management, lower direct costs and higher revenues from value added services in other countries.

Transaction growth of 10% was primarily attributable to the Company’s European cross-border and Indian Cashnet operations where revenue and gross profit per transaction is significantly lower than the Segment average.

The EFT Processing Segment operated 11,055 ATMs as of March 31, 2011, a 772 increase from 10,283 ATMs as of March 31, 2010.

The epay Segment reports the following results for the first quarter 2011:

  Revenues of $155.1 million, compared to $145.3 million for the first quarter 2010.
  Operating income of $13.1 million, compared to $12.1 million for the first quarter 2010.
  Adjusted EBITDA of $17.6 million, compared to $16.2 million for the first quarter 2010.
  Transactions of 243 million, compared to 200 million for the first quarter 2010.

Revenue and profit expansion in the epay Segment was primarily driven by the acquisition in Brazil. Aside from the acquisition, growth in some markets and in non-mobile products were offset by the impacts of the continuing weakness in the global economy and consumer shifts from prepaid to other plans in certain markets.

The Segment’s 22% transaction growth exceeded revenue growth of 7% primarily due to transaction growth from markets with lower transaction-based fees.

As of March 31, 2011, the epay Segment operated approximately 562,000 point of sale (“POS”) terminals at 278,000 retailer locations in Europe, Asia Pacific, the Middle East, North America and South America, compared to approximately 510,000 POS terminals at 240,000 retailer locations as of March 31, 2010.

The Money Transfer Segment reports the following results for the first quarter 2011:

  Revenues of $63.2 million, compared to $56.1 million for the first quarter 2010.
  Operating income of $2.8 million, compared to $1.5 million for the first quarter 2010.
  Adjusted EBITDA of $8.2 million, compared to $6.6 million for the first quarter 2010.
  Total transactions of 5.3 million, compared to 4.8 million for the first quarter 2010.

Total transactions grew 10% for the first quarter 2011 over the first quarter 2010, driven by growth in non-U.S. money transfers, check cashing and bill payment. Non-U.S. money transfer growth of 18% was the primary driver of the Segment’s growth, while the number of U.S. originated transfers remained relatively flat due to economic pressures. Operating income and adjusted EBITDA grew faster than revenue due to leveraging growth in more profitable markets.

For the first quarter 2011, the Company began reporting total transaction volumes in the Money Transfer Segment and has adjusted previously reported volumes to be consistent with the current period presentation. In addition to money transfers, the Segment offers products such as Ria-branded prepaid debit cards, bill payment services and check cashing services. Other transactions comprised 12% and 10% of the total transactions for the first quarters 2011 and 2010, respectively.

As of March 31, 2011, the Money Transfer Segment has a presence in 132 countries through a network of approximately 107,000 locations, compared to 86,100 locations as of March 31, 2010.

Corporate and other had $4.8 million of expense for the first quarter 2011 compared to $5.1 million for the first quarter 2010.

Balance Sheet and Financial Position

The Company’s unrestricted cash on hand was $220.7 million as of March 31, 2011, compared to $187.2 million as of December 31, 2010 and total indebtedness was $294.1 million as of March 31, 2011, compared to $293.4 million as of December 31, 2010. Euronet’s unrestricted cash on hand increased $33.5 million during the quarter as a result of the Company’s free cash flows.

Guidance

The Company currently expects adjusted cash earnings per share for the second quarter 2011 to be approximately $0.35, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the actual operating performance of our ongoing business operations. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate ongoing operating performance.

The Company’s management analyzes historical results adjusted for certain items that are non-cash, non-operational or non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although these items are considered expenses under U.S. GAAP, these expenses are non-operating, non-cash or current period allocations of costs associated with long-lived assets acquired in prior periods.

(2) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on Wednesday, April 27, 2011, at 9:00 a.m. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. To dial in for the replay, the call-in number is 800-642-1687 (USA) or +1-706-645-9291 (non-USA). The replay passcode is 59483104. The call and webcast replays will be available for one month and one year, respectively.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive – including 11,055 ATMs, approximately 53,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 33 countries; card software solutions; a prepaid processing network of approximately 562,000 POS terminals at approximately 278,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 107,000 locations serving 132 countries. With corporate headquarters in Leawood, Kansas, USA, and 43 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$262.6	$250.0

Operating expenses:
Direct operating costs	170.9	165.9
Salaries and benefits	36.4	32.1
Selling, general and administrative	23.2	19.3
Depreciation and amortization	14.9	14.5
Total operating expenses	245.4	231.8
Operating income	17.2	18.2

Other income (expense):
Interest income	1.1	0.6
Interest expense	(5.4)	(5.0)
Income from unconsolidated affiliates	0.5	0.6
Legal settlement	1.0	-
Foreign exchange gain (loss), net	9.3	(5.1)
Total other income (expense), net	6.5	(8.9)
Income before income taxes	23.7	9.3

Income tax expense	(6.1)	(5.8)

Net income	17.6	3.5
Net income attributable to noncontrolling interests	(0.3)	(0.7)
Net income attributable to Euronet Worldwide, Inc.	$17.3	$2.8

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Earnings per share	$0.33	$0.05

Diluted weighted average shares outstanding	51,947,914	51,923,122

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(unaudited - in millions)

	As of	As of
	March 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$220.7	$187.2
Restricted cash	93.5	108.7
Inventory - PINs and other	78.9	97.2
Trade accounts receivable, net	259.3	288.8
Other current assets, net	36.0	46.1

Total current assets	688.4	728.0

Property and equipment, net	92.9	91.5
Goodwill and acquired intangible assets, net	553.9	541.5
Other assets, net	50.5	48.4

Total assets	$1,385.7	$1,409.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$502.4	$566.5
Short-term debt obligations	4.5	4.9

Total current liabilities	506.9	571.4

Debt obligations, net of current portion	287.5	286.1
Capital lease obligations, net of current portion	2.1	2.4
Deferred income taxes	22.3	22.0
Other long-term liabilities	8.7	8.6

Total liabilities	827.5	890.5

Equity	558.2	518.9

Total liabilities and equity	$1,385.7	$1,409.4

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2011

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net income					$17.6

Add: Income tax expense					6.1
Deduct: Total other income, net					(6.5)

Operating income (loss)	$6.1	$13.1	$2.8	$(4.8)	17.2

Add: Depreciation and amortization	4.9	4.5	5.4	0.1	14.9
Add: Share-based compensation	-	-	-	1.5	1.5

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation
(Adjusted EBITDA)	$11.0	$17.6	$8.2	$(3.2)	$33.6

	Three months ended March 31, 2010

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net income					$3.5

Add: Income tax expense					5.8
Add: Total other expense, net					8.9

Operating income (loss)	$9.7	$12.1	$1.5	$(5.1)	$18.2

Add: Depreciation and amortization	4.9	4.1	5.1	0.4	14.5
Add: Share-based compensation	-	-	-	1.9	1.9

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation
(Adjusted EBITDA)	$14.6	$16.2	$6.6	$(2.8)	$34.6

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010

Net income attributable to Euronet Worldwide, Inc.	$17.3	$2.8
Convertible debt interest, net of tax (1)	-	-

Income applicable for common shareholders	17.3	2.8

Foreign exchange (gain) loss, net of tax	(9.2)	4.9
Intangible asset amortization, net of tax	4.7	4.7
Share-based compensation, net of tax	1.3	1.9
Non-cash 3.5% convertible debt accretion interest, net of tax	1.9	1.7
Legal settlement	(1.0)	-
Non-cash GAAP tax expense	0.6	0.8

Adjusted cash earnings (2)	$15.6	$16.8

Adjusted cash earnings per share - diluted (2)	$0.30	$0.32

Diluted weighted average shares outstanding	51,947,914	51,923,122

Effect of assumed conversion of convertible debentures (1)	-	10,947
Effect of unrecognized share-based compensation on diluted shares outstanding	694,784	776,842
Adjusted diluted weighted average shares outstanding	52,642,698	52,710,911

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, certain issuances were dilutive to the Company's adjusted cash earnings per share for the periods presented. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
John Livers, +1-913-327-4200